Exhibit 99.1

FOR IMMEDIATE RELEASE                                June 14, 2004

For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
  Announces Investment in and Consolidation of its Republic Conduit Operations and Provides Revised Guidance on its Second Quarter 2004 Operating Results

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     St.  Louis,  June  14,  2004  ----  Maverick  Tube  Corporation  (NYSE:MVK)
announced today its plan to consolidate the Republic Conduit operations into a state-of-the-art facility located in the Midwestern United States. Two sites remain under consideration and final selection will occur during the third quarter of 2004. The consolidation is expected to cost approximately $55 million, consisting primarily of equipment cost.

     Maverick will purchase new equipment and upgrade existing equipment to improve efficiency and productivity of the conduit manufacturing operations. The activities will commence in the fourth quarter of 2004 and are expected to be completed in late 2005. Beginning in mid-2005, Maverick expects to achieve annual operating cost savings of up to $15 million, or $0.22 in earnings per share, principally from reduced freight and conversion costs, and improved efficiency. Severance and plant abandonment costs, which are not expected to be excessive, will be expensed as they are incurred. More information regarding the relocation of the conduit operations will be forthcoming during the second quarter results conference call on July 21 at 10:00 a.m. central.

     Gregg Eisenberg, President and CEO said, "We believe Republic Conduit is the highest quality conduit brand, and we see an excellent opportunity to improve our operations by increasing our capacity and substantially reducing our production costs. The anticipated cost savings are approximately 50% of historic operating cash flows from the conduit business."

     Maverick is also updating its guidance for second quarter 2004 earnings from its previously announced estimate of $0.80 per share. Second quarter earnings are expected to exceed $1.00 per share. Mr. Eisenberg commented, "Our current earnings estimates for the quarter exceed our earlier expectations as a result of strong demand across all product lines and increased selling prices reflecting higher steel replacement costs. The quarter was also impacted by the temporary widening of margins caused by the timing of steel cost increases flowing through inventory."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.